Exhibit 10.72

SUBLEASE TERMINATION AGREEMENT

THIS SUBLEASE TERMINATION AGREEMENT (“Agreement”), dated as of July 14, 2003 for reference purposes only, is made by and between OPENWAVE SYSTEMS, INC., a Delaware corporation (“Sublessor”), and LIQUID AUDIO, INC., a Delaware corporation (“Sublessee”), with reference to the following facts, intentions and understandings:

A. Sublessor and Sublessee entered a sublease, dated as of May 10, 2001 (“Sublease”), pursuant to which Sublessor subleased to Sublessee, and Sublessee subleased from Sublessor, certain premises consisting of approximately 40,975 square feet commonly known 800 Chesapeake Drive, Redwood City, California 94063 (“Subleased Premises”).

B. Sublessee is in the process of vacating the Subleased Premises. The parties wish to formalize the termination of the Sublease pursuant to the terms and conditions set forth herein.

C. Capitalized terms not defined in this Agreement shall have the meanings set forth in the Sublease.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties hereby agree as follows:

1. Termination Date: Subject to Sublessee’s performance of the conditions contained in this Agreement, the Sublease shall terminate on the later of the dates upon which each of the following have occurred (“Termination Date”): (i) the date on which Sublessor has received from Sublessee the Termination Payment and the Restoration Costs (both as defined in Paragraph 4 below) by wire transfer pursuant to the instructions set forth in Paragraph 4 below; and (ii) the date on which Sublessee has surrendered the Subleased Premises to Sublessor in the Subleased Premises Surrender Condition (as defined in Paragraph 5 below) (both of the foregoing collectively shall be referred to as the “Conditions Precedent”). Notwithstanding the foregoing, if each of the Conditions Precedent has not been deemed satisfied or waived in writing by July 15, 2003 (“Outside Termination Date”), this Agreement (including, without limitation, the releases contained in Paragraph 3 below) shall be null and void and of no force or effect, and the Sublease, and the rights and obligations of Sublessor and Sublessee thereunder, shall remain unmodified and in full force and effect.

2. Termination of Sublease: On the Termination Date, the Subleased Premises shall be fully and finally surrendered to Sublessor in the Subleased Premises Surrender Condition, and the Sublease shall be deemed terminated and of no further force or effect.

3. Release of Liability:

(a) Conditioned on the performance by Sublessee of the provisions of this Agreement, and except as set forth in this Paragraph 3 and in Paragraph 9 below, on the Termination Date, Sublessor and Sublessee shall be fully and unconditionally released and discharged from their respective obligations arising from or connected with the Sublease; provided, however, that (i) Sublessee shall not be released from its obligations with respect to Hazardous Materials (including its indemnification obligations pursuant to Section 5.2(e) under the Master Lease, as incorporated into the Sublease) (“Hazardous Materials Obligations”), and (ii) neither Sublessor nor Sublessee shall be released from their respective indemnification obligations under the Sublease to the extent those indemnification obligations survive the expiration or earlier termination of the Sublease.

(b) Sublessee warrants and represents to Sublessor that Sublessee has not received any notice from any person of any claim for damages resulting from an occurrence on the Subleased Premises during the term of the Sublease.

(c) Except for (i) the obligations of Sublessee pursuant to this Agreement, (ii) the Hazardous Materials Obligations, and (iii) each party’s surviving obligations under the Sublease, and except as otherwise expressly set forth in this Agreement (including, without limitation, this Paragraph 3 and in Paragraph 9 below), Sublessor and Sublessee for themselves and for their respective heirs, administrators, executors, trustees, agents, officers, directors, shareholders, partners, members, employees, predecessors, successors, attorneys, consultants, and assigns, do hereby release, acquit, forever discharge each other and each other’s heirs, administrators, executors, trustees, agents, officers, directors, shareholders, partners, members, employees, predecessors, successors, attorneys, consultants, and assigns of and from any and all claims, demands, rights, obligations, duties, losses, damages, loss of profits, costs and attorney fees, of every kind and nature, known and unknown, past, present and future that they now have or which may hereafter accrue on account of or in any way related to the Subleased Premises and the Sublease.

(d) It is the intention of both Sublessor and Sublessee in executing this Agreement that, except only with respect to those matters excepted from the releases contained in subparagraph (c), above, the releases set forth above shall be effective as a bar to each and every claim, demand, and cause of action hereinabove specified; and Sublessor and Sublessee each hereby knowingly and voluntarily waives any and all rights and benefits otherwise conferred by the provisions of Section 1542 of the California Civil Code, which reads in full as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Sublessor’s Initials	Sublessee’s Initials

(e) Both Sublessor and Sublessee expressly acknowledge, and take into account in determining whether to enter this Agreement, that they may in the future discover facts in addition to or different from those they now know or believe to be true with respect to the subject matter of the claims released by this Agreement, but both Sublessor and Sublessee agree nevertheless to fully, finally and forever settle such claims, whether or not hidden or excluded, known or unknown, without regard to the subsequent discovery or existence of different or additional facts. Both Sublessor and Sublessee acknowledge that, except only with respect to those claims excepted from the scope of the releases set forth above, this waiver was separately bargained for and is a material element of this Agreement of which the releases contained in this Paragraph 3 are a part.

(f) Both Sublessor and Sublessee represent and warrant that nothing which would have been released hereunder if owned by them on the date hereof has been transferred, assigned, or given away prior to the date hereof to any person, firm, or entity which would not be bound hereby.

4. Consideration by Sublessee:

(a) After execution of this Agreement by Sublessee and prior to the Outside Termination Date, Sublessor shall inspect the Subleased Premises to verify whether the Subleased Premises is in the Subleased Premises Surrender Condition. Upon such verification, Sublessor shall so notify Sublessee and Sublessee’s counsel in writing, by facsimile and/or overnight express mail service, whether or not the Subleased Premises is in the Subleased Premises Surrender Condition. If the Subleased Premises is in the Subleased Premises Surrender Condition, promptly upon receipt of Sublessor’s notice but in any event not later than the Outside Termination Date, Sublessee shall pay to Sublessor by wire transfer (i) the sum of Three Million Five Hundred Thousand and No/100 Dollars ($3,500,000.00) (“Termination Payment”), as consideration for Sublessor’s entering this Agreement, and (ii) the sum of Forty-Two Thousand One Hundred Four and No/100 Dollars ($42,104.00) (“Restoration Costs”, as more particularly described in Paragraph 5 below), to reimburse Sublessor for the cost of restoring the Subleased Premises to the condition required by the Sublease, for a total of Three Million Five Hundred Forty-Two Thousand One Hundred Four and No/100 Dollars ($3,542,104.00). The Termination Payment and the Restoration Costs shall be transferred by wire as follows: Bank of America, 1850 Gateway Boulevard, Concord, California 94520, Routing/ABA Number 121000358, Account Number 12337-34651, for credit of Openwave Systems, Inc.

(b) If Sublessor notifies Sublessee that the Subleased Premises is not in the Subleased Premises Surrender Condition, and Sublessee has not placed the Subleased Premises in the Subleased Premises Surrender Condition and paid the Termination Payment and the Restoration Costs by the Outside Termination Date, this Agreement (including, without limitation, the releases contained in Paragraph 3 above) shall be null and void and of no force or effect, and the Sublease, and the rights and obligations of Sublessor and Sublessee thereunder, shall remain unmodified and in full force and effect.

5. Condition of Subleased Premises: Not later than the Outside Termination Date, Sublessee shall surrender possession of the Subleased Premises to Sublessor free and clear of all tenancies, subtenancies and/or occupants, and otherwise in the condition existing on the date of this Agreement (“Subleased Premises Surrender Condition”). Sublessee acknowledges that Sublessor has inspected the Subleased Premises prior to the date hereof, and that in order to satisfy Sublessee’s obligation to restore the Subleased Premises to the condition required by the Sublease, the following work (“Restoration Work”) must be completed: (i) patching and painting where necessary damaged areas within the interior of the Subleased Premises, at a cost of Twenty-Three Thousand Five

Hundred and No/100 Dollars ($23,500.00); and (ii) demolition and related restoration of two (2) offices to their condition existing as of the Commencement Date of the Sublease, at a cost of Eighteen Thousand Six Hundred Four and No/100 Dollars ($18,604.00). The foregoing Restoration Costs, in the total amount of Forty-Two Thousand One Hundred Four and No/100 Dollars ($42,104.00), are documented on the proposals attached as Exhibit A. Sublessor acknowledges that receipt by Sublessor of the Restoration Costs pursuant to Paragraph 4 above shall satisfy Sublessee’s restoration obligations with respect to the surrender of the Subleased Premises in the condition required by the Sublease.

6. Sublease Security Deposit: Sublessee acknowledges that, pursuant to the Sublease, Sublessor is holding a Security Deposit in the form of a letter of credit (“Letter of Credit”) issued by Silicon Valley Bank (“Issuer”), No. SVB01IS3754, in the amount of Eight Hundred Twenty-Five Thousand Nine Hundred Ninety-Eight and 82/100 Dollars ($825,998.82). Within ten (10) business days after the Termination Date, Sublessor shall surrender the Letter of Credit, undrawn and in its full amount, to the Issuer and execute any reasonable documentation required by the Issuer to terminate the Letter of Credit and render it of no further force or effect.

7. Representation of the Parties: Sublessor represents that it has not made any assignment, sublease, transfer, conveyance or other disposition of the Sublease or the Subleased Premises or its interest in the Sublease or the Subleased Premises, or any third party claim, demand, obligation, liability, action or cause of action arising from the Sublease or the Subleased Premises. Sublessee represents that it has not made any assignment, sublease, transfer, conveyance or other disposition of the Sublease or the Subleased Premises, or its interest in the Sublease or the Subleased Premises, or any claim, demand, obligation, liability, action or cause of action arising from the Sublease or the Subleased Premises. Each party represents that the person executing this Agreement on its behalf has the authority to bind the entity in question and to execute this Agreement.

8. Compromise and No Admission of Liability: Both Sublessor and Sublessee acknowledge and agree that (i) this Agreement constitutes a full and complete compromise of matters involving disputed issues of law and fact; (ii) neither their agreement to these terms of this Agreement nor any statements they made during the negotiations for this Agreement shall be considered, nor shall they be, admissions by any party hereto; and (iii) no party’s decision to enter this Agreement shall be claimed by any other party to constitute an admission of past or present wrongdoing.

9. Default: Notwithstanding anything to the contrary contained in this Agreement, should Sublessor in any manner be required to return all or any portion of the Termination Payment or the Restoration Costs as a result of any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization or arrangements with creditors (whether or not pursuant to bankruptcy or other insolvency laws), then the releases provided for in Paragraph 3 above shall have no force or effect and Sublessee’s obligations under the Sublease shall be reinstated in full, less amounts paid and retained by Sublessor hereunder, and Sublessor shall retain any and all claims under the Sublease and/or allowable under California or any other applicable law (including, without limitation applicable bankruptcy law).

10. Voluntary Agreement: The parties hereto have read this Agreement and the mutual releases contained in it and, on advice of counsel, they have freely and voluntarily entered into this Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior understandings, if any, with respect thereto. This Agreement shall not be modified, changed or supplemented, except by a written instrument executed by both parties.

11. Attorneys’ Fees: If either Sublessor or Sublessee shall bring any action or legal proceeding to enforce, protect or establish any term or covenant of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees, court costs and experts’ fees as may be fixed by the court. “Prevailing party” as used in this Agreement includes a party who dismisses an action for recovery hereunder in exchange for sums allegedly due, performance of covenants allegedly breached or consideration substantially equal to the relief sought in the action.

12. Successors: This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

13. Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of California.

14. Severability: If any term of this Agreement, or the application thereof to any person or circumstance, is held to be invalid or unenforceable, then the remainder of this Agreement or the application of such term to any other person or any other circumstance shall not be thereby affected, and each term shall remain valid and enforceable to the fullest extent permitted by law.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties on the dates set forth below opposite their respective signatures.

AS SUBLESSOR:	AS SUBLESSEE:

OPENWAVE SYSTEMS, INC.,	LIQUID AUDIO, INC.,
a Delaware corporation	a Delaware corporation

By:	By:

Title:	By:

Dated:	Dated:

EXHIBIT A

RESTORATION COSTS PROPOSALS